UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2006

Daktronics, Inc.

(Exact name of registrant as specified in its charter)

South Dakota	0-23246	46-0306862
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

331 32ndAvenue
                               Brookings, SD                     57006
                      (Address of principal executive office)           (zip code)

(605) 697-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

                          [  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                          [  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                          [  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFT 240.14d-2(b))

                          [  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers;  Compensating Arrangements of Certain Officers

(e)  Executive Officer Compensation
          On November 16, 2006, the Compensation Committee of the Board of Directors of Daktronics, Inc. (the “Company”) recommended and the Board of Directors approved a change in the compensation plans for James B. Morgan, the Chief Executive Officer of the Company, and William R. Retterath, the Chief Financial Officer of the Company. Mr. Morgan’s annual base salary was increased to $295,680 and Mr. Retterath’s annual base salary was increased to $180,780, effective December 4, 2006.

          The Compensation Committee of the Board of Directors also recommended and the Board of Directors approved a continuation and modification of the formula-based performance bonus plan for certain executive officers consisting of one-third of the maximum bonus if after-tax earnings exceed 13% of shareholders’ equity at the beginning of the 2006 fiscal year, and increasing linearly with performance to a maximum bonus amount if after-tax earnings exceed 20% of beginning shareholders’ equity. The maximum bonus amount for Mr. Morgan is six months of salary. Mr. Retterath's maximum bonus is four and one-half months of salary, and Mr. Aelred Kurtenbach’s, Mr. Reece Kurtenbach’s and Mr. Bradley Wiemann’s maximum bonuses are three months of salary.

         Also, effective November 16, 2006, the Board of Directors authorized grants of stock options to purchase shares of the Company’s common stock under the Company’s 2001 Incentive Stock Option Plan (the “Plan”) to various executive officers in the amounts indicated below. Each of these new stock options vests over five years, has a ten-year term, is subject to the terms and conditions of the Plan, and has an exercise price equal to the fair market value as of the grant date, which was $34.065. Copies of the Plan and the form of agreement under which these options were granted are on file with the Securities and Exchange Commission as exhibits to the Company’s reports.

Name	Title	Share	s

James B. Morgan	Chief Executive Officer	11,000
William R. Retterath	Chief Financial Officer	10,000
Reece A. Kurtenbach	Vice President	7,000
Bradley T. Wiemann	Vice President	7,000

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DAKTRONICS, INC.

By:	/s/ William R. Retterath
William R.Retterath, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: November 17, 2006